License Agreement

This License Agreement ("Agreement") is entered into as of November 23, 2020 (the "Effective Date"), by and between Midas Green Technologies, LLC, with a principal place of business at 8107 Springdale Road, Austin, Texas 78724, USA, and its Affiliates ("Midas"), and Edge Data Solutions, Inc., with its principal place of business at Licensee address, and its Affiliates ("EDSI") (each, individually, a "Party", and, collectively, "Parties").

The Parties hereby agree as follows:

1. Definitions.

In addition to the capitalized terms set forth in the preamble, above, the capitalized terms used herein shall have the definitions assigned to them in this Section 1, and shall include the singular as well as the plural:

1.1. "Affiliate" means, with respect to any legally recognizable entity, any other such entity Controlling, Controlled by, or under common Control with, such entity; provided, however, that an entity shall be deemed an Affiliate only so long as such Control exists.

1.2. "Calendar Quarter" means each period of three (3) consecutive calendar months ending on 31 March, 30 June, 30 September, and 31 December, respectively.

1.3. "Confidential Information" means any and all information which is disclosed to a Recipient by a Discloser under this Agreement, that is:

1.3.1. marked "confidential" or "proprietary", or with a word or words of similar meaning at the time of disclosure if disclosed in writing, in magnetic, or other tangible form; or

1.3.2. designated as confidential at the time of disclosure thereof and summarized in writing within a reasonable time after such disclosure if disclosed orally or in intangible form;

including, but not limited to:

1.3.3. "Technical Information", including product designs, operating characteristics, software and hardware algorithms and implementations, and development plans; and

1.3.4. "Business Information", including business plans, product pricing and roadmap, competitive analyses, customer development strategies, and market forecasts;

provided, however, that Confidential Information shall not include any information that the Recipient can substantiate:

1.3.5. is now available or becomes available to the public without breach of this Agreement;

1.3.6. is disclosed to a third party by the Discloser without a duty of confidentiality;

1.3.7. was known by the Recipient before receipt from the Discloser;

1.3.8. is independently developed by the Recipient without use of or access to the Discloser's Confidential Information; or

1.3.9. is lawfully obtained from a third party that has right to make such disclosure; or

1.3.10. is explicitly approved for release by written authorization of the Discloser.

1.4. "Control" means:

1.4.1. ownership of fifty percent (50%) or more of the outstanding shares representing the right to vote for members of the directors or other managing officers of such entity; or

1.4.2. for an entity which does not have outstanding shares, fifty percent (50%) or more of the ownership interest representing the right to make decisions for such entity.

1.5. "Discloser" means a Party disclosing Confidential Information under this Agreement.

1.6. "Intellectual Property" ("IP") means all forms and types of intellectual property, including:

1.6.1. inventions, whether patented or maintained as trade secrets;

1.6.2. original works of authorship fixed in a tangible form of expression;

1.6.3. mask work rights;

1.6.4. all trademarks and service marks, whether or not registered, and all trade names and trade dress, that the owner may use to identify itself as the source of specific goods and services; and

1.6.5. confidential business information that gives the owner a commercial advantage.

1.7. "Intended Purpose" means design, manufacture, use, lease or sale of Licensed Products.

1.8. "Know-How" means unpatented: technical information, trade secrets, data, specifications, designs, procedures, studies, processes, skills, experience, and methods; and any improvements thereto, pertaining to the Licensed Patents and necessary or useful in the manufacture, sale or use of the Licensed Products or that are useful in practicing the Licensed Patents.

1.9. "Licensed IP" means those items of Intellectual Property set forth in Exhibit A, attached hereto and expressly incorporated herein, which Exhibit A may be amended from time to time by mutual written consent of the Parties.

1.10. "Licensed Products" means those products described in Exhibit B, attached hereto and expressly incorporated herein, which Exhibit B may be amended from time to time by mutual written consent of the Parties.

1.11. "Net Sales" means the gross amount billed or invoiced by or on behalf of EDSI on sales, leases, or other transfers of Licensed Products, less the following to the extent applicable with respect to such sales, leases, or other transfers and not previously deducted from the gross invoice price:

1.11.1. customary trade, quantity, or cash discounts to the extent actually allowed and taken;

1.11.2. amounts actually repaid or credited because of rejection or return of any previously sold, leased, or transferred Licensed Products;

1.11.3. freight charges paid by EDSI; and

1.11.4. to the extent separately stated on purchase orders, invoices, or other documents relating to a sale, lease or other transfer, any sales, value added, or similar taxes, custom duties or similar governmental charges levied directly on the production, sale, transportation, delivery or use of a Licensed Product that are paid by EDSI, but not including any tax levied with respect to income;

provided that:

1.11.5. in any transfer of a Licensed Product by EDSI to any Affiliate for resale by such Affiliate, Net Sales shall be determined based on the gross amount billed or invoiced by such Affiliate upon resale of such Licensed Product to a third-party purchaser;

1.11.6. in any transfer of a Licensed Product by EDSI to an Affiliate not for the purpose of resale by such Affiliate, Net Sales will be equal to the MSRP according to Exhibit D then in effect of the Licensed Product so transferred according to the Schedule then in effect, assuming an arm's length transaction made in the ordinary course of business; and

1.11.7. in the event that EDSI receives non-cash consideration for any Licensed Product or in the case of a transaction not at arm's length with a third party, Net Sales will be calculated based on the MSRP according to Exhibit D then effect of the Licensed Product so transferred, assuming an arm's length transaction made in the ordinary course of business.

1.11.8. upon use of a Licensed Product by EDSI for its own benefit, Net Royalties shall include the royalty on the Licensed Product so used;

1.11.9. upon transfer of a Licensed Product by EDSI to any Affiliate for resale by such Affiliate, Net Royalties shall include the royalty on the Licensed Product so transferred upon resale of such Licensed Product to a third-party purchaser; and

1.11.10. upon transfer of a Licensed Product by EDSI to an Affiliate not for the purpose of resale by such Affiliate, Net Royalties shall include the royalty on the transferred Licensed Product.

1.12. "Recipient" means a Party receiving Confidential Information under this Agreement.

1.13. "Quarterly Report" means a written report containing the information set forth in Exhibit C, attached hereto and expressly incorporated herein, which Exhibit C may be amended from time to time by mutual written consent of the Parties.

1.14. "Representative" shall mean:

For Midas:	For EDSI:
James Koen	Delray Wannemacher
Midas Green Technologies, LLC	Edge Data Solutions, Inc.
8107 Springdale Road Austin, TX 78724 USA	3550 Lenox Rd NE 21st Floor Atlanta, GA 30326 USA
Phone: 512.844.5131	Phone: 833.682.2428
eMail: jim@midasgreentech.com	eMail: Delray@edsi.io

provided, that, a Party may designate a new Representative by timely written notice to the other Party.

1.15. "Residuals" means information in intangible form, which is retained in the unaided memory of persons who have had access to the Confidential Information, including ideas, concepts, know-how or techniques contained therein; provided, however, a person's memory will be considered unaided if and only if the person has not intentionally memorized the information for the purpose of retaining and subsequently using, recording or disclosing it.

1.16. "Royalty Schedule" means the schedule of royalties set forth in Exhibit D, attached hereto and expressly incorporated herein, which Exhibit D may be amended from time to time by mutual written consent of the Parties.

1.17. "Territory" means the geographical area(s) set forth in Exhibit E, attached hereto and expressly incorporated herein, which Exhibit E may be amended from time to time by mutual written consent of the Parties.

2. <u>Licenses</u>.

2.1. Subject to the terms and conditions of this Agreement, Midas hereby grants EDSI a non-exclusive, non-transferable, royalty-bearing license throughout the Territory under the Licensed IP, without the right to sub-license:

2.1.1. to make, use, import, offer for sale, sell and otherwise dispose of Licensed Products; and

2.1.2. to have made Licensed Products by another manufacturer for supply to EDSI for use, import, offer for sale, sale or other disposition by EDSI.

2.2. The sale by EDSI anywhere in the Territory of a Licensed Product licensed under any of the Licensed IP pursuant to this Agreement shall be considered a first sale of such Licensed Product under the applicable Licensed IP in each country in which such applicable Licensed IP exists as if the sale was first made by EDSI in such country.

2.3. EDSI shall have the right to extend the release and grants of Section 2.1, respectively, to any EDSI Affiliate if such Affiliate assumes the same obligations as EDSI hereunder as if such entity was named in place of EDSI. EDSI agrees to use all reasonable efforts to ensure that such Affiliate agrees to be bound to

this Agreement, including without limitation exercising its voting power in the management of such entity. Notwithstanding the foregoing, if a third party holding at least a twenty percent (20%) ownership interest in any such Affiliate asserts a patent against Midas and refuses to grant a license to Midas under such patent on fair, reasonable and non-discriminatory conditions or otherwise seeks legal redress for patent infringement, then the licenses granted hereunder to that Affiliate shall terminate as of the date of such assertion or refusal with respect to products sold by such Affiliate to such third party or on such third party's behalf until such time as such assertion is withdrawn or resolved. Midas agrees that it will not assert Licensed IP licensed hereunder against such Affiliate with regard to the products sold to such third party until it has exhausted its legal remedies directly against such third party; and if Midas resolves its patent dispute with such third party, either through entrance of a judgment or by settlement of the dispute, it shall not bring a separate action against such Affiliate with respect to such products. Notwithstanding the above, the Parties agree that in no event shall the continued sale of Licensed Products by such Affiliate to such third party give rise to any claim by Midas against EDSI or its Affiliate for willful infringement, or against EDSI for monetary damages of any kind.

3. Reports, Royalties and Payments.

3.1. Within ten (10) days of the Effective Date, EDSI will pay to Midas:

3.1.1. an initial, one-time, up-front, non-refundable license grant fee of five thousand U.S. Dollars ($5,000.00); and

3.1.2. an up-front, pre-paid, non-refundable advance against future royalties of paragraph 3.3 below in the amount of five thousand U.S. Dollars ($5,000.00).

3.2. During the term of this Agreement, EDSI shall submit to Midas Quarterly Reports.

3.3. Within ten (10) days of submitting each Quarterly Report, EDSI shall pay Midas in accordance with the Royalty Schedule for each Licensed Product reported in such Quarterly Report as having been sold, leased or otherwise transferred during the preceding Calendar Quarter. Unless otherwise provided in the Royalty Schedule, all undisputed amounts to be paid by EDSI pursuant to this Agreement are due and payable as of the date of the respective Quarterly Report. All payments made by EDSI to Midas will be made in U.S. Dollars, and shall be made by electronic funds transfer to the following account:

JP Morgan Chase
270 Park Avenue
New York, NY 10017
ABA# 111000614
For Credit to the Account of Midas Green Technologies, LLC
Account # 972056089.

3.4. Any amount not paid when due will bear interest at a rate of one and one-half percent (1.5%) per month, or the highest rate allowed under applicable law, until such amounts are paid in full by EDSI. Such interest will be payable as it accrues, upon demand. EDSI agrees to pay or reimburse Midas for all costs involved in collecting overdue amounts, including, without limitation, reasonable attorneys' fees.

3.5. In the event this Agreement, the licenses granted hereunder or any of the payments specified in Section 3.1 are or become subject to taxes, duties, assessments or fees of whatever kind or nature imposed under or by any governmental authority or agency, EDSI will be responsible for such taxes. However, EDSI will not be responsible for state or federal income taxes imposed on Midas by any state in the United States or by the United States.

3.6. EDSI assumes full responsibility for all costs and expenses which it incurs in carrying out its obligations under this Agreement, including, but not limited to all rentals, salaries, commissions, advertising, demonstration, travel and accommodation expenses, without the right to reimbursement for any portion thereof from Midas.

4. Accounting.

4.1. Once per year, Midas may audit, at Midas' expense, EDSI's books and records relating to the manufacturing and sale, directly or indirectly, of Licensed Products, through a third party independent accountant. In the event such audit discloses underpayment of royalties or other fees due to Midas, EDSI

shall promptly pay the amount shown to be due (plus interest at the rate of one and one-half percent (1.5%) per month or, if less, the highest amount allowed by law) and, if the underpayment exceeds ten percent (10%) and twenty-five thousand US dollars ($25,000.00) of the amount due, shall also reimburse Midas for the cost of the audit. EDSI shall maintain auditable books and records sufficient to permit the calculation of royalties due to Midas for at least one (1) year after the date of termination of this Agreement for any reason.

5. Confidentiality.

5.1. All transfers of Confidential Information under this Agreement shall be controlled by the respective Representatives.

5.2. The Parties hereby agree that a Recipient shall:

5.2.1. use the Confidential Information only for the Intended Purpose;

5.2.2. not disclose the Confidential Information to any third party;

5.2.3. restrict dissemination of the Confidential Information to only those employees and consultants who must be directly involved with accomplishing the Intended Purpose; and

5.2.4. use the same degree of care as for its own information of like importance, but at least use reasonable care, in safeguarding against disclosure of the Confidential Information of the Discloser.

5.3. A Party may make disclosures of the other Party's Confidential Information required by court or governmental order provided that the Party:

5.3.1. promptly notifies the other Party of such compelled disclosure;

5.3.2. uses diligent efforts to limit the scope of the disclosure;

5.3.3. uses diligent efforts to obtain confidential treatment or a protective order; and

5.3.4. furnishes only that information that such Party is legally compelled to disclose.

5.4. Recipient agrees that all Confidential Information received is and will remain the property of the Discloser and that such shall not be copied or reproduced without the express permission of the Discloser, except for such copies as may be reasonably necessary in order to accomplish the Intended Purpose. Upon written request of the Discloser, the Recipient shall immediately discontinue all use of all Confidential Information of the Discloser, and shall, at the Discloser's option, either destroy or return to the Discloser all hard copies in its possession of such Confidential Information and any derivatives thereof (including all hard copies of any translation, modification, compilation, abridgement or other form in which the Confidential Information has been recast, transformed or adapted), and to delete all on-line electronic copies thereof; provided, however, that the Recipient may retain one (1) archival copy of the Confidential Information, which shall be used only in case of a dispute concerning this Agreement. Notwithstanding the foregoing, neither Party shall be required to destroy or alter any computer-based back-up files generated in the normal course of its business, provided that such files are maintained confidential in accordance with the terms of this Agreement for the full period provided for in Section 6.7.

5.5. Notwithstanding anything in this Section 5 to the contrary, each Party understands that the other Party may currently or in the future be developing information or technology internally, or receiving information or technology from third parties that may be similar to the Discloser's Confidential Information. Accordingly, nothing in this Agreement will be construed as a representation, agreement or inference that either Party will not develop products or technology, or have products developed for it, or enter into joint ventures, alliances, or licensing arrangements that, without violation of this Agreement, compete with the products or systems embodying the Discloser's Confidential Information.

5.6. The Recipient shall be free to use for any purpose the Residuals resulting from access to or work with the Confidential Information of the Discloser, provided that the Recipient shall not disclose the Confidential Information except as expressly permitted pursuant to the terms of this Agreement. The Recipient shall not have any obligation to limit or restrict the assignment of persons who may retain Residuals in their memories or to pay royalties for any work resulting from the use of Residuals. However, this Section 5.6 shall not be deemed to grant to the Recipient a license with respect to any intellectual property of the Discloser.

5.7. The Parties recognize and agree that the use or disclosure of any Confidential Information of a Party in a manner inconsistent with the provisions of this Agreement may cause such Party irreparable damage for which adequate remedy at law will not be available. Accordingly, each of the Parties shall be entitled to seek temporary and/or permanent injunctive relief against such breach or violation from any court of competent jurisdiction immediately upon request. The right of each of the Parties to seek injunctive relief shall not limit in any manner their respective rights to seek other and/or additional remedies at law or in equity.

5.8. All terms and conditions of this Agreement, but not its existence, are Confidential Information.

6. Term and Termination.

6.1. The term of this Agreement shall be ten (10) years from the Effective Date unless earlier terminated as elsewhere provided in this Agreement. The licenses and rights granted hereunder shall survive such expiration.

6.2. In the event of any breach of this Agreement by either party hereto, if such breach is not corrected within forty-five (45) days after written notice describing such breach, this Agreement may be terminated forthwith by further written notice to that effect from the party noticing the breach.

6.3. Either party hereto shall also have the right to terminate this Agreement forthwith by giving written notice of termination to the other party at any time, upon or after:

6.3.1. the filing by such other party of a petition in bankruptcy or insolvency; or

6.3.2. any adjudication that such other party is bankrupt or insolvent; or

6.3.3. the filing by such other party of any legal action or document seeking reorganization, readjustment or arrangement of its business under any law relating to bankruptcy or insolvency; or

6.3.4. the appointment of a receiver for all or substantially all of the property of such other party; or

6.3.5. the making by such other party of any assignment for the benefit of creditors; or

6.3.6. the institution of any proceedings for the liquidation or winding up of such other party's business or for the termination of its corporate charter.

6.4. In the event of termination of this Agreement by one party pursuant to Section 6.2, the licenses and rights granted to or for the benefit of the non-breaching Party shall survive such termination and shall extend for the full term of this Agreement, but the licenses and rights granted to or for the benefit of the breaching Party shall terminate as of the date termination takes effect.

6.5. At such time as is mutually agreeable, at the written request of either party hereto to the other party hereto, but in no event less than six (6) months prior to the expiration of this Agreement, the parties hereto shall discuss the possible extension of or the renewal of the term of this Agreement, including the possible amendment of the provisions thereof.

6.6. The rights or privileges provided for in this Agreement may be assigned or transferred, whether voluntarily or by operation of law, by either party only with the prior written consent of the other party and with the authorization or approval of any governmental authority as then may be required, except to a successor in ownership of all or substantially all of the assets of the assigning party but such successor, before such assignment or transfer is effective, shall expressly assume in writing to the other party the performance of all of the terms and conditions of this Agreement to be performed by the assigning party. Such assignment to a successor shall also be subject to the authorization or approval of any governmental authority as then may be required.

6.7. With respect to each item of Confidential Information transferred under this Agreement, the provisions of Section 5 shall apply for a period of three (3) years from the date of first receipt by Recipient of such item of Confidential Information.

6.8. Except as set forth in this Section 6, the defined terms and provisions of this Agreement that by their nature survive any termination or expiration of this Agreement shall so survive, including without limitation Sections 5, 6.8, and 7.

7. General.

7.1. Any notice required or permitted by this Agreement will be in writing and will be delivered as follows, with notice deemed given as indicated:

7.1.1. by personal delivery, when delivered personally;

7.1.2. by overnight courier, upon written verification of receipt; or

7.1.3. by certified or registered mail, return receipt requested, upon verification of receipt.

Notice will be sent to the Party's Representative or to such other recipient as either Party may specify in writing.

7.2. This Agreement shall be governed by, and construed, interpreted and enforced in accordance with, the substantive law of the State of Texas, USA, without giving effect to its conflict of laws provisions. The application of the United Nations Convention on Contracts for the International Sale of Goods is expressly excluded.

7.3. The Parties will first attempt to settle all disputes arising out of this Agreement through good faith negotiation by executives of the Parties who have authority to finally settle such dispute. If such negotiation is not successful in resolving the dispute within ten (10) days, the Parties agree to submit such dispute to confidential mediation in accordance with the then-current Center for Public Resources Mediation Procedure. If such mediation is not successful in resolving the dispute within an additional thirty (30) days, either Party may submit the dispute to binding arbitration, before one (1) arbitrator, under the rules of the American Arbitration Association. If EDSI requests mediation or arbitration of a dispute with Midas, the place thereof shall be Austin, TX, USA; and if Midas requests mediation or arbitration of a dispute with EDSI, the place thereof shall be Atlanta, GA, USA. Any arbitration brought hereunder, and all disputes determined therein, shall be governed by the law specified in Section 7.2. In any arbitration brought hereunder, the arbitrator may order the pre-hearing production or exchange of documentary evidence and may require written submissions from the Parties, but may not otherwise order pre-hearing depositions or discovery. Unless the Parties otherwise agree, the arbitrator shall not have the power to appoint experts. The prevailing Party may be entitled to recover its reasonable attorneys' fees, costs and other expenses, if so determined by the arbitrator. The arbitrator shall not issue any award, grant any relief or take any action that is prohibited by or inconsistent with the provisions of this Agreement and may not, under any circumstances, award punitive or exemplary damages. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, either Party may apply at any time to any court of competent jurisdiction for a temporary restraining order or preliminary injunction to protect that Party's Confidential Information or otherwise mitigate that Party's damages pending resolution of the dispute in accordance with the process set forth above.

7.4. Recipient agrees that the obligations it has assumed under this Agreement are both reasonable and necessary to protect the Discloser and its business, and expressly agrees that monetary damages would be inadequate to compensate the Discloser for any breach by the Recipient of this Agreement. Accordingly, Recipient agrees and acknowledges that any such violation may cause irreparable injury to the Discloser and that, in addition to any other remedies that may be available in law or in equity, the Discloser shall be entitled to seek injunctive relief against any breach of this Agreement, threatened or actual, by the Recipient, without the necessity of proving actual damages.

7.5. This Agreement shall be binding upon and inure to the benefit of each Party's respective successors and lawful assigns; provided, however, that neither Party may assign this Agreement, in whole or in part, without the prior written approval of the other Party, which approval shall not be unreasonably withheld or delayed.

7.6. This Agreement does not constitute a partnership agreement, nor does it authorize either Party to serve as the legal representative or agent of the other. Neither Party hereto will have any right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against or in the name of or on behalf of the other Party.

7.7. Recipient shall adhere to all applicable export control laws and regulations and shall not export or re-export any Confidential Information or the direct product of such Confidential Information to any proscribed country or entity unless properly authorized by the appropriate governmental agency.

7.8. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all other communications. If any provision of this Agreement is held invalid, all other provisions shall remain valid. No modification shall be binding unless made in a written amendment signed by authorized representatives of both Parties. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving Party.

7.9. Each Party recognizes and agrees that the warranty disclaimers and liability and remedy limitations in this Agreement are material bargained for bases of this Agreement and that they have been taken into account and reflected in determining the consideration to be given by each Party under this Agreement and in the decision by each Party to enter into this Agreement.

7.10. Except for the obligation to pay fees due hereunder, if any, neither Party will be responsible for any failure to perform due to unforeseen, non-commercial circumstances beyond its reasonable control, including, but not limited to, acts of God, war, riot, embargoes, acts of civil or military authorities, fire, floods, accidents, strikes, fuel or energy crises.

IN WITNESS WHEREOF, Midas and EDSI have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Midas Green Technologies, LLC	Edge Data Solutions, Inc.
DocuSigned by: James P Koen	DocuSigned by: Delray Wannemacher
4A9AF6BA688843B	00E3C85D7CC764BC
By: James P Koen	By: Delray Wannemacher
11/30/2020	11/24/2020
Date	Date

License Agreement

Exhibit A

Licensed IP

Pursuant to a License Agreement ("Agreement"), having an Effective Date of 1 November 2020, between Midas Green Technologies, LLC ("Midas") and EDSI ("EDSI"), the Parties hereby agree to the incorporation of this Exhibit A into the Agreement as of 1 November 2020 ("Exhibit A Date").

1. Patents.

1.1. US Patent No. 10,405,457;

1.2. US Patent Application Serial No. 16/243,732, filed 09 January 2019; and

1.3. Patent Cooperation Treaty Application PCT/US2018/040520, filed 30 June 2018.

2. Know-How.

2.1. Computer-aided design ("CAD") files for each of the Licensed Products; and

2.2. Manufacturing processes, component assembly and testing procedures for each of the Licensed Products.

IN WITNESS WHEREOF, Midas and EDSI have caused this Exhibit A to be accepted by their duly authorized representatives as of the Exhibit A Date.

Midas Green Technologies, LLC	Edge Data Solutions, Inc.
DocuSigned by: James P Koen	DocuSigned by: Delray Wannemacher
4A0A56BA688C43B	00E8D85DCC764BC
By: James P Koen	By: Delray Wannemacher
11/30/2020	11/24/2020
Date	Date

License Agreement

Exhibit B

Licensed Products

Pursuant to a License Agreement ("Agreement"), having an Effective Date of 1 November 2020, between Midas Green Technologies, LLC ("Midas") and EDSI ("EDSI"), the Parties hereby agree to the incorporation of this Exhibit B into the Agreement as of 1 November 2020 ("Exhibit B Date").

1. Enumerated Licensed Products shall comprise the following:

	Licensed Product	Description
1	XCIT12U	12U Tank only
2	XCM12U-A	Air Cooling Module for 12U Tank
3	XCM12U-W	Water Cooling Module for 12U Tank
4	XCIT4-50SM	50U tank with single water-cooling module
5	XCIT4-50RM	50U tank with redundant water-cooling modules
6	XCIT4-50C	50U Extra wide tank
7	XCIM4	Cooling Module for XCIT4 system
8	XCIT5-50SM	50U tank with single water-cooling module and Manifold
9	XCIT5-50RM	50U tank with redundant water-cooling modules Manifold
10	XCIM5	Cooling Module for XCIT5 system
11	XCIC-480/208V-400	Self-Contained 400kW Compute Container designed for 480V input
12	XCIC-480/208V-600	Self-Contained 600kW Compute Container designed for 480V input
13	XCIC-480/208V-800	Self-Contained 800kW Compute Container designed for 480V input
14	XCIC-415/240Y-600	Self-Contained 600kW Compute Container designed for 415V input
15	XCIC-415/240Y-800	Self-Contained 800kW Compute Container designed for 415V input
16	XCIC-415/240Y-1000	Self-Contained 1MW Compute Container designed for 415V input
17	XCIC-415/240Y-1500	Self-Contained 1.5MW Compute Container designed for 415V input
18	XCIC-415/240Y-2000	Self-Contained 2MW Compute Container designed for 415V input

2. New Licensed Products shall comprise derivatives of the Enumerated Licensed Products or entirely new designs developed by EDSI which incorporates Midas' patented technology of Exhibit A if approved in advance in writing by Midas.

IN WITNESS WHEREOF, Midas and EDSI have caused this Exhibit B to be accepted by their duly authorized representatives as of the Exhibit B Date.

Midas Green Technologies, LLC	Edge Data Solutions, Inc.
DocuSigned by: James P Koen	DocuSigned by: Delray Wannemacher
By: James P Koen	By: Delray Wannemacher
11/30/2020	11/24/2020
Date	Date

License Agreement

Exhibit C

Quarterly Report

Pursuant to a License Agreement ("Agreement"), having an Effective Date of 1 November 2020, between Midas Green Technologies, LLC ("Midas") and EDSI ("EDSI"), the Parties hereby agree to the incorporation of this Exhibit C into the Agreement as of 1 November 2020 ("Exhibit C Date").

1. EDSI shall, on each 15 January, 15 April, 15 July and 15 October during the term of this Agreement, submit to Midas a Quarterly Report.

2. Each Quarterly Report shall comprise:

2.1. the number of units of Licensed Products sold by EDSI during the applicable Calendar Quarter;

2.2. the gross amount billed for Licensed Products sold by EDSI during the applicable Calendar Quarter;

2.3. a calculation of Net Sales for the applicable Calendar Quarter, including an itemized listing of applicable deductions; and

2.4. the total amount payable to Midas in U.S. Dollars of Net Sales for the applicable Calendar Quarter, together with the exchange rates used for conversion.

3. EDSI will certify that each Quarterly Report is true, correct, and complete in all material respects. If no amounts are due to Midas for a Calendar Quarter, the Quarterly Report will so state.

IN WITNESS WHEREOF, Midas and EDSI have caused this Exhibit C to be accepted by their duly authorized representatives as of the Exhibit C Date.

Midas Green Technologies, LLC	Edge Data Solutions, Inc.
DocuSigned by: James P Koen	DocuSigned by: Delray Wannemacher
1A0A1E8DA668C4BB...	00E3DB5DCC764BC...
By: James P Koen	By: DeLray Wannemacher
11/30/2020	11/24/2020
Date	Date

License Agreement

Exhibit D

Royalty Schedule

Pursuant to a License Agreement ("Agreement"), having an Effective Date of 1 November 2020, between Midas Green Technologies, LLC ("Midas") and EDSI ("EDSI"), the Parties hereby agree to the incorporation of this Exhibit D into the Agreement as of 1 November 2020 ("Exhibit D Date").

1. In consideration of this Agreement, EDSI shall pay Midas an amount equal to ten percent (10%) of Net Sales.

2. MSRP for each enumerated Licensed Product is as follows:

	Licensed Product	MSRP	10% Royalty
1	XCIT12U	$7,231.42	$723.14
2	XCM12U-A	$6,060.88	$606.09
3	XCM12U-W	$7,902.19	$790.20
4	XCIT4-50SM	$37,569.00	$3,756.90
5	XCIT4-50RM	$62,873.00	$6,287.30
6	XCIT4-50C	$35,259.00	$3,525.90
7	XCIM4	$25,805.00	$2,580.50
8	XCIT5-50SM	$44,985.00	$4,498.50
9	XCIT5-50RM	$70,289.00	$7,028.90
10	XCIM5	$27,654.00	$2,765.40
11	XCM4S-A-12	$12,693.00	$1,269.30
12	XCM4S-W-12	$14,413.00	$1,441.30
13	XCIC4-50C	$35,259.00	$3,525.90
14	XCM4-C	$23,886.00	$2,388.60
15	XCIC-480/208V-400		
16	XCIC-480/208V-600		
17	XCIC-480/208V-800		
18	XCIC-415/240Y-600		
19	XCIC-415/240Y-800		
20	XCIC-415/240Y-1000		
21	XCIC-415/240Y-1500		
22	XCIC-415/240Y-2000		

The parties may add products to the list of Licensed Products and the MSRP, or adjust the MSRP of the listed Licensed Products, from time to time upon sixty (60) days written notice prior to the effective date. Within thirty (30) days of receipt of such notice, EDSI may submit to Midas a list of outstanding quotations at time of receipt of notice for which the parties agree shall maintain preexisting prices for a period

of ninety (90) days from the date notice of intent to adjust the prices of the Licensed Products was delivered to EDSI.

IN WITNESS WHEREOF, Midas and EDSI have caused this Exhibit D to be accepted by their duly authorized representatives as of the Exhibit D Date.

Midas Green Technologies, LLC	Edge Data Solutions, Inc.
DocuSigned by: James P Koen 4A9AE6BA688C43B	DocuSigned by: Delray Wannemacher 00F3D85DCC764BC
By: James P Koen	By: DeLray Wannemacher
11/30/2020	11/24/2020
Date	Date

License Agreement

Exhibit E

Territory

Pursuant to a License Agreement ("Agreement"), having an Effective Date of 1 November 2020, between Midas Green Technologies, LLC ("Midas") and EDSI ("EDSI"), the Parties hereby agree to the incorporation of this Exhibit E into the Agreement as of 1 November 2020 ("Exhibit E Date").

1. The United States of America.

2. The Dominion of Canada.

IN WITNESS WHEREOF, Midas and EDSI have caused this Exhibit E to be accepted by their duly authorized representatives as of the Exhibit E Date.

Midas Green Technologies, LLC	Edge Data Solutions, Inc.
DocuSigned by: James P Koen	DocuSigned by: Delray Wannemacher
4A0AE6BA688C43B...	00EAD3B1DC76456...
By: James P Koen	By: Delray Wannemacher
11/30/2020	11/24/2020
Date	Date